Exhibit 99.1

MDI, Inc.

Contact:	FOR IMMEDIATE RELEASE
Richard A. Larsen, Esq.
Senior Vice President
MDI, Inc.
(210) 582-2664

MDI TO TRADE ON NASDAQ SMALL CAP MARKET

     San Antonio, Texas – May 2, 2005 – MDI, Inc. (Nasdaq: MDII) today announced that it had submitted an application and has been approved for listing of its common stock on the Nasdaq SmallCap Market. MDI is currently listed on the Nasdaq National Market. MDI will continue to trade under its current ticker symbol, “MDII,” on the Nasdaq Small Cap Market, effective Tuesday, May 3, 2005.

     J. Collier Sparks, CEO and President of MDI, Inc. said, “MDI shareholders will be pleased with the news of the approval to move our listing to the Nasdaq SmallCap Market. There will be no interruption in the ability of our shareholders to sell or purchase shares on the open market. This move to the Nasdaq SmallCap allows MDI to maintain its trading on a well established market and to continue to provide our investors access to all the benefits of the Nasdaq Stock Market.”

     MDI sought a transfer to the Nasdaq SmallCap Market as its common stock had not met Nasdaq’s $1.00 per share minimum bid price required for continued listing on the Nasdaq National Market for more than 30 consecutive days.

     According to Richard A. Larsen, Senior Vice President, General Counsel and Secretary of the company, MDI is in compliance with the core Nasdaq SmallCap initial listing requirements, but continues not to meet the $1.00 minimum bid price. To maintain its SmallCap listing, Mr. Larsen stated, the Company must also be in compliance with the initial SmallCap listing requirements on May 10, 2005, the last day of the company’s current 180 bid price deficiency grace period.

     “By transferring to the Nasdaq SmallCap Market and being in compliance with the core initial listing requirements on May 10, 2005, MDI will be afforded an extended 180-day grace period in which to satisfy the minimum bid price requirement, potentially until November 10, 2005, provided it meets other applicable listing criteria. Furthermore, the company may be eligible to transfer back to the Nasdaq National Market if its bid price maintains the minimum $1.00 per share requirement for 30 consecutive trading days and it has maintained compliance with all other continued listing requirements on the Nasdaq National Market,” said Mr. Larsen.

     Like the Nasdaq National Market, the Nasdaq SmallCap Market is fully automated, and provides real-time trade reporting. Securities listed on both the Nasdaq National Market and the Nasdaq SmallCap Market share a unified order entry system, must meet the same corporate governance standards, and quotes and news are available from the same sources.

Forward-Looking and Cautionary Statements

     Except for historical information and discussions contained herein, certain statements included in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include a number of risks, uncertainties and other factors that could cause actual results to differ materially, as discussed in the Company’s filings with the Securities and Exchange Commission.

Investor Relations Contact:
Richard A. Larsen, Esq.
MDI, Inc.
Richard.Larsen@mdisecure.com
(210) 582-2664